PRESS RELEASE

               MINERALS TECHNOLOGIES INC.
             REDEEMS CURRENT RIGHTS PLAN AND
                ADOPTS NEW RIGHTS PLAN
                ----------------------

      New York, NY, August 27, 1999 -- Minerals
Technologies Inc. (the "Company") (NYSE: MTX) announced today that its Board of Directors will redeem the Company's current rights plan effective
September 13, 1999 and simultaneously replace it with a new rights plan.

      The new rights plan provides for the
distribution of one preferred stock purchase right for each outstanding share of Common Stock held by stockholders of record on September 13, 1999.
The redemption price for the old rights of $0.01 per right will be paid to stockholders of record as of that same date. The old plan was not terminated nor was the new plan adopted in response to a specific effort by a person or group to acquire control of the Company.

      The exercise price set in the new rights plan will be $250. Other terms are substantially similar to those of the old rights plan. The new rights may be redeemed by the Board of Directors for $0.01 per Right and will otherwise expire on September 13, 2009.